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Exhibit 20.01

News
For Immediate Release

Ultimate Security Systems Corporation and ImmunoTechnology Corporation Sign Definitive Merger Agreement

IRVINE, Calif., April 22, 2003 - Ultimate Security Systems Corporation (USSC) of Irvine, Calif., manufacturer of the Power Lock(tm) vehicle security system and ImmunoTechnology Corp. (OCT:BB:IMNT), have signed a definitive merger agreement, according to spokesmen from both companies.

Completion of the merger agreement is contingent upon consent of shareholders from both companies and approval of a S4 registration statement to be filed with the SEC. The new entity will retain the name USSC. USSC CEO James Cooper will remain at the helm.

 "This agreement is another important milestone," said James Cooper, CEO of Ultimate Security Systems Corporation. "The agreement enables us to attract and execute major new contracts and client relationships. In addition, it will be a strong complement to our shareholding base." Cooper will remain at the helm of the new entity.

Ultimate Security Systems Corporation (USSC) of Irvine, Calif. developed and patented Power Lock, the only solid-state vehicle security system that is guaranteed to prevent any vehicle from being hot-wired and driven away. The product attaches permanently to a vehicle's starter motor and cannot be circumvented by cutting and jumping ignition wires, the "hot-wiring" technique used by professional car thieves in the vast majority of stolen car cases nationwide.

For additional information about Power Lock, contact the corporate headquarters: Ultimate Security Systems Corporation, 18271 West McDurmott, Suite F Irvine, CA 92614 (800) 689-8004 or visit www.Powerlock.com

Media Contact: Emily Curci, Hilary Kaye Associates (714) 426-0444; ecurci@hkamarcom.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. In particular, information in this release relates to the terms of a merger transaction which is contingent on shareholder approval and the effectiveness of a registration statement on Form S-4 to be filed with the SEC.